Exhibit 99.1

One World Products and Los Gatos Tomato Products Form Strategic Partnership to Develop Engineered Materials from Tomato Pomace

Partnership advances AgriBlend through Michigan materials development and a proposed agricultural bin program

TROY, Mich., October 27, 2026 - One World Products, Inc. (OTC: OWPC), doing business as Isiah Enterprises (www.oneworldproducts.com) (the “Company”), today announced that it has entered into a strategic investment and commercial partnership agreement with Los Gatos Tomato Products, LLC to develop engineered materials that incorporate tomato pomace, a byproduct of tomato processing.

The partnership brings together Los Gatos’s agricultural expertise and qualified feedstock with the Company’s formulation and manufacturing capabilities in Midland, Michigan. It advances AgriBlend, the Company’s agricultural biomaterials platform, through a framework for pomace supply and materials development. The parties also agreed in principle to pursue a multi-year agricultural bin purchase program.

“Our goal is to build a durable materials business by developing compounds that meet customer requirements and can move into repeat commercial production,” said Isiah Thomas, Chairman and Chief Executive Officer of One World Products, Inc. “Los Gatos brings agricultural expertise and access to feedstock. We bring the ability to formulate, test, and manufacture materials. Together, we can pursue practical applications that create value for customers and shareholders.”

“We see an opportunity to give tomato pomace greater value by developing useful materials for agricultural and other applications,” said Dan Green, Chief Executive Officer of Los Gatos Tomato Products. “This agreement brings our tomato processing experience together with the Company’s materials capabilities, with agricultural bins as an initial application we intend to pursue.”

From agricultural byproduct to engineered materials

Los Gatos will prepare and deliver qualified tomato pomace to Midland under the agreement. Quantities will be agreed annually, with acceptance subject to approved specifications. The Company will use its formulation, testing, compounding, and pelletizing capabilities to evaluate materials incorporating the feedstock. The Company retains ownership of the formulations and manufacturing improvements it creates, subject to Los Gatos’s existing intellectual property rights.

The proposed bin program contemplates an initial three-year term, with Los Gatos expecting to purchase at least 2,500 bins annually and a possible two-year extension by mutual agreement. Bin purchases remain nonbinding unless the parties sign a separate definitive agreement establishing pricing, specifications, acceptance criteria, manufacturing arrangements, and production schedules.

A focused opportunity in sustainable materials

The partnership targets a practical opportunity within the broader materials industry: incorporating renewable agricultural resources into compounds that meet customer performance, processing, and cost requirements. The Company is pursuing selected agricultural, automotive, industrial, and packaging applications using agricultural feedstocks and recycled polymers. Potential reductions in virgin fossil-based inputs and other environmental benefits will depend on each formulation and supporting validation.

Global plastics production reached approximately 431 million metric tons in 2024, according to preliminary data in Plastics Europe’s Plastics the Fast Facts 2025. Within that industry, the Company is focused on qualifying materials for specific customer applications and advancing them toward commercial production.

AgriBlend complements EcoBlend, the Company’s automotive and industrial polymer platform. EcoBlend’s 1130 PC/ABS, 1140 TPO, and 1150 talc-filled polypropylene formulations have received Stellantis material approvals. These approvals support further application validation and customer sourcing activity; production awards and sales depend on customer decisions and purchase orders. Both platforms share the Company’s technical and manufacturing resources in Midland.

Investment

Under the agreement, Los Gatos is making a $125,000 strategic equity investment in the Company and has a non-transferable, 12-month option to make an additional investment of up to $125,000. The additional investment is optional. The shares are restricted securities issued in a private placement, and this release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

About One World Products

One World Products, Inc., (to be named Isiah Enterprises, Inc.) develops engineered materials through EcoBlend, its automotive and industrial polymer platform, and AgriBlend, its agricultural biomaterials platform. Its Midland, Michigan operation supports formulation development, testing, compounding, and manufacturing. The Company is focused on material qualification, commercial execution, and long-term shareholder value.

About Los Gatos Tomato Products

Los Gatos Tomato Products, LLC is a tomato processor based in Huron, California. The company brings tomato processing expertise, agricultural market knowledge, and access to tomato pomace to the collaboration.

Forward Looking Statements

This release contains forward-looking statements regarding materials development, qualification, commercialization, environmental objectives, the proposed bin program, growth, and potential additional investment. Actual results may differ materially due to testing outcomes, customer sourcing decisions, working capital constraints, production readiness, feedstock availability, definitive agreement negotiations, and other risks described in the Company’s filings with the Securities and Exchange Commission. Material approvals do not guarantee orders or sales. The proposed bin program is nonbinding, and the investment option may not be exercised. The Company undertakes no obligation to update these statements except as required by law.

Media and Investor Contact:

Brittany Carlsen Love

Ph: 1-800-605-3210

E: bcarlsen@owpv.com

One World Products, Inc. (to be named Isiah Enterprises, Inc.)